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                                                                   Exhibit 21

                       LIST OF SUBSIDIARIES OF THE COMPANY

Exchange National Bank
Citizens State Bank & Trust Co.
Provident Bank f.s.b
Peoples National Bank (a subsidiary of Gold Banc Acquisition
  Corporation II, Inc.)
Farmers National Bank (a subsidiary of Gold Banc Acquisition
  Corporation II, Inc.)
First National Bank in Alma
Midwest Capital Management, Inc.
Gold Banc Financial Services, Inc. (a subsidiary of Exchange National Bank) Farmers State Bank
Gold Banc Acquisition Corporation II, Inc.
Gold Banc Acquisition Corporation V, Inc.
Peoples State Bank
The First State Bank and Trust Company
Gold Banc Acquisition Corporation IX, Inc.
Gold Banc Acquisition Corporation X, Inc.
The Trust Company
Citizens Bank of Tulsa